                                                                  EXHIBIT 10.190



================================================================================
                    Pharmaceutical Product Development, Inc.

                           Deferred Compensation Plan

================================================================================

                 As Amended and Restated Effective July 1, 2002

================================================================================

                    Pharmaceutical Product Development, Inc.

                           Deferred Compensation Plan

================================================================================


I.    Name and Purpose

The name of this plan is the Pharmaceutical Product Development, Inc. Deferred Compensation Plan (the "Plan"). Its purpose is to provide certain select management or highly compensated employees on the payroll of either Pharmaceutical Product Development, Inc. (the "Company") or a subsidiary of the Company (the "Affiliates") with the opportunity to defer compensation earned as an employee, gain from the exercise of stock options, and shares of Company stock received from the lapse of restrictions on restricted stock of the Company.

II.   Effective Date

The Plan shall be amended and restated effective as of July 1, 2002.

III.  Participants

All employees who are officers, senior vice presidents, vice presidents and executive directors of the Company or an Affiliate who are receiving compensation in the United States from the Company or an Affiliate shall be eligible to participate in the Plan. Any such Employee who elects to participate in the Plan is hereinafter called a "Participant." The Company will establish for each Participant one or more unfunded deferred compensation accounts, as specified in Article V.

IV.   Election of Deferral

      A. On or before December 31 of any year, each Employee eligible to participate shall be entitled to make an irrevocable election on the form established from time to time by the Committee (hereinafter the "Deferral Agreement") to defer receipt of all or a specified portion of the salary otherwise payable (whether or not otherwise deferred) from the Company for the following calendar year. Such election shall remain effective from year to year, unless changed by the Employee with respect to the next following calendar year.

      B. For the first calendar year that an Employee becomes eligible, an Employee must complete, execute and return to the Committee a Deferral Agreement within 30 days after the Employee becomes eligible. Elections for the 2001 calendar year shall be made prior to January 31, 2001, in accordance with rules adopted by the Committee.

      C. The term "salary" as used herein shall include all compensation other than income from the exercise of stock options, relocation expense reimbursements and tuition reimbursements. If a Participant wishes to defer the payment of all or a portion of the bonus earned for a particular year (whether or not he otherwise elects to defer salary), he must make a separate election. Such election will apply to the fiscal year of the Company in which the bonus is paid. Such election must be completed and returned to the Committee on or before December 31 immediately preceding the beginning of the fiscal year of the Company during which the bonus would be paid; provided, however, for the plan year beginning February 1, 2001, such election shall be made by January 31, 2001.

      D. Employees may elect to defer receipt of between one and twenty-five percent of salary, other than bonus, in increments of one percent. Employees, other than officers, senior vice presidents and vice presidents, may elect to defer receipt of between one and twenty-five percent of bonus, in increments of one percent. Officers, senior vice presidents and vice presidents may elect to defer receipt of between one and one hundred percent of bonus in increments of one percent.

      E. A Participant's deferrals under the Plan shall be determined before a Participant's contributions to the Pharmaceutical Product Development, Inc. Retirement Savings Plan ("RSP"). A Participant shall make separate deferral elections with respect to the Plan and the RSP. At anytime during a calendar year a Participant by timely notifying the Committee, in accordance with it rules and procedures, may elect to suspend deferrals to the Plan. Such Participant may elect deferral for subsequent calendar years in accordance with the procedures in this Article IV.

V.    Deferred Compensation Accounts

      A. Separate Accounts (and subaccounts if elected in accordance with Section IX A. below) shall be established and maintained for each Participant reflecting the amount deferred by the Participant in the Plan.

      B. At the end of each calendar quarter an amount equal to the Participant's deferral for such quarter shall be credited to the appropriate Account of such Participant to reflect the salary or bonus otherwise payable during payroll periods ending in that calendar quarter but deferred pursuant to the Plan by the Participant. Interest will be credited to the Participant's Account as of the last day of each calendar quarter based upon the balance in the Participant's Account on the first day of such quarter after reducing that Account to reflect any distributions or withdrawals from such Account during such quarter and after crediting the Account with fifty percent of the deferrals for such calendar quarter. Interest for each calendar quarter shall be based on the three month London Interbank Offered Rate (or similar index designated by the Committee) plus 1.5%.

      C. Separate subaccounts shall be established for a Participant if the Participant so elects and the Committee so approves in accordance with Article IX.

VI.   Deferral of Stock Option Gain

      A. For purposes of this Article VI, the following terms shall be defined as follows:

            Common Stock. "Common Stock" shall mean the common stock of Pharmaceutical Product Development, Inc., $0.10 par value per share.

            Consideration Shares. "Consideration Shares" shall mean shares of common stock acquired by a Participant (a) on the open market or (b) through the exercise of a nonqualified Stock Option that has been owned by the Participant for at least (6) six months.

            Date of Exercise. "Date of Exercise" shall mean the date on or after which Stock Options designated in a Stock Option Gain Deferral Agreement will be exercised and any gain derived therefrom will be deferred pursuant to Article VI of this Plan; provided that such date shall be at least six months from the date of the Stock Option Gain Deferral Agreement.

            Exchange Act. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and all rules and regulations promulgated thereunder.

            Fair Market Value. "Fair Market Value," with respect to a share of Common Stock as of any date, shall mean (a) the closing sales price of the Common Stock on the NASDAQ National Market System or on any such other exchange on which the Common Stock is traded on such date, or in the absence of reported sales on such date, the closing sales price on the immediately preceding date on which sales were reported, or (b) in the even there is no public market for the Common Stock on such date, the Fair Market Value as determined in good faith by the Committee in its sole and absolute discretion.

            Gain Shares. "Gain Shares" shall mean the shares of Common Stock determined in accordance with the provisions of Section VI E. hereof resulting from the exercise of any Stock option pursuant to Article VI of this Plan.

            Gain Share Account. "Gain Share Account" shall mean the record of a Participant's interest in this Plan represented by the number of the Share Units related to Gain Shares, adjusted for hypothetical gains, earnings dividends, losses, distributions, withdrawals and other similar activities.

            Share Units. "Share Units" shall mean units of deemed investment in shares of Common Stock in accordance with Article VI of the Plan.

            Stock Option. "Stock Option" shall mean an option to purchase Common Stock from the Company that was granted under a Stock Option Plan.

            Stock Option Gain Deferral Agreement. "Stock Option Gain Deferral Agreement" shall mean the form established from time to time by the Committee that an Employee completes, executes and returns to the Committee to defer receipt of Gain Shares received from the exercise of a Stock Option pursuant to Article VI hereof.

            Stock Option Plan. "Stock Option Plan" shall mean collectively the equity incentive plans adopted by the Company from time to time or under which the Company has Stock Options outstanding, and individually, such equity incentive plan governing any particular Stock Option.

      B. Subject to provisions of this Article VI, eligible employees may elect to defer the receipt and distribution of the gain related to the exercise of Stock Options until the "distribution event date" elected by the employee pursuant to Article VIII hereof, by filing a Stock Option Gain Deferral Agreement with the Committee. A Stock Option Gain Deferral Agreement may be filed at any time with respect to any number of Stock Options.

      C. A Stock Option Gain Deferral Agreement must be filed at least six months prior to the Date of Exercise and no later than the day immediately preceding the first day of the six-month period ending on the expiration date of the Stock Option. A Stock Option with respect to which a Stock Option Gain Deferral Agreement has been filed may not be exercised prior to the date specified in the Stock Option Gain Deferral Agreement. A Participant must be an Employee on the Date of Exercise to effect a Deferral of Gain Shares hereunder.

      D. Each Stock Option Gain Deferral Agreement shall set forth: (a) the number of Stock Options to be exercised; (b) the date of grant of the Stock Options; (c) the Date of Exercise; (d) the date on which the Gain Shares credited to the Participant's Gain Share Account shall be payable; (e) whether distribution shall be in installments or in a lump sum; and (f) any other item determined to be appropriate by the Committee. Gain Shares shall be distributed in a lump sum in the form of Common Stock.

      E. An Employee who desires to exercise a Stock Option and to defer current receipt and distribution of the related Gain Shares must follow the procedures and requirements that are applicable to the Stock Option under the Stock Option Plan, including the procedures and requirements relating to the exercise of an Option; provided, however, that in the case of a deferral of Gain Shares under this Plan, the Employee shall only be permitted to tender Consideration Shares to pay the entire exercise price for any such Stock Option exercised. Notwithstanding the foregoing, the Committee may in its discretion accept documentation that the Employee owns the number of Consideration Shares necessary to pay the exercise price for the Stock Options.

      F. Upon exercise of a Stock Option, the Gain Shares resulting from the exercise of the Stock Option which the Employee has elected to defer hereunder shall be determined as follows: (a) the aggregate exercise price for all Stock Options to be exercised shall be determined by multiplying the exercise price of the Stock Option by the number of Stock Options to be exercised at that price; (b) the number of Consideration Shares needed to pay the exercise price for such Stock Options shall be determined by dividing the aggregate exercise price from (a) above by the Fair Market Value of one share of Common Stock on the Date of

            Exercise; and (c) the difference between the aggregate Fair Market Value on the Date of Exercise of the shares of Common Stock acquired upon the exercise of the Stock Options and the aggregate exercise price of such Stock Options, divided by the Fair Market Value of one share of Common Stock on the Date of Exercise, shall be the number of Gain Shares resulting from such exercise.

      G. Subject to the provisions of Section VIII D. hereof, all deferrals of Gain Shares hereunder are irrevocable. A Participant may not increase the amount of his Gain Share deferrals occurring under any given Stock Option Gain Deferral Agreement following submission of the Stock Option Gain Deferral Agreement. A Participant may terminate a Gain Share deferral any time prior to the Date of Exercise by filing, on such forms and subject to such limitations and restrictions as the Committee may prescribe in its discretion, a revised Stock Option Gain Deferral Agreement with the Committee. Under no circumstances may a Participant's Stock Option Gain Deferral Agreement be made, modified or revoked retroactively.

      H. If an Employee makes a valid election under this Article VI to defer Gain Shares and if the Stock Option expires without a proper exercise of the Stock Option by the Employee, or if the Employee fails to properly tender or attest to the Consideration Shares by the last day of the Stock Option term, the Employee shall forfeit any opportunity to exercise the Stock Option and the Stock Option shall be canceled as of the end of the last business day of the Stock Option term, according to the terms of the Stock Option Plan.

      I. A Participant shall be fully vested at all times in his or her Gain Share Account.

      J. Gain Share Accounts are bookkeeping accounts, the value of which shall be based upon the performance of the Common Stock. Any and all dividends paid with respect to the Common Stock will be deemed to be immediately reinvested in Common Stock. It is understood and agreed that the Company assumes no risk of any decrease in the value of the Common Stock, and the Company's sole obligations are to maintain the Participant's Gain Share Account and make payments to the Participant as herein provided.

      K. In the event of a stock dividend, split-up or combination of the Common Stock, merger, consolidation, reorganization or recapitalization affecting the Common Stock, such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Article VI, then the Committee may make appropriate adjustments to the number of Share Units credited to any Gain Share Account. The determination of the Committee as to such adjustments, if any, shall be binding and conclusive.

      L. Notwithstanding any other provision of this Plan, the Committee shall adopt such procedures as it may determine are necessary to ensure that with respect to any Participant who is actually or potentially subject to Section 16(b) of the Exchange

            Act, the crediting of deemed shares to such Participant's Gain Share Account is not deemed to be a nonexempt purchase for purposes of such Section 16(b), including without limitation requiring that no shares of Common Stock relating to such deemed shares may be distributed for six months after being credited to such Deferral Account.

      M. All distributions of a Participant's Gain Share Account shall be in the form of shares of Common Stock.


VII.  Deferral of Restricted Stock

      A. For purposes of this Article VII, the following terms shall be defined as follows:

            Common Stock. "Common Stock" shall mean the common stock of Pharmaceutical Product Development, Inc., $0.10 par value per share.

            Restricted Stock/Restricted Stock Award. "Restricted Stock" or "Restricted Stock Award" shall mean a share of restricted Common Stock that was granted to an Employee under a Stock Plan.

            Restricted Stock Deferral Agreement. "Restricted Stock Deferral Agreement" shall mean the form established from time to time by the Committee that an Employee completes, executes and returns to the Committee to defer the receipt of shares of Common Stock upon the lapse of restrictions on Restricted Stock Awards.

            Restricted Stock Unit/RSU. "Restricted Stock Unit" or "RSU" shall mean units of deemed investment in shares of Common Stock in accordance with Article VIII of the Plan.

            Restricted Stock Unit Account/RSU Account. "Restricted Stock Unit Account" or "RSU Account" shall mean the record of a Participant's interest in this Plan represented by the number of RSUs related to shares of Restricted Stock deferred hereunder, adjusted for distributions, withdrawals and other similar activities as provided in the Plan.

            Stock Plan. "Stock Plan" shall mean collectively the equity incentive plans adopted by the company from time to time or under which the Company has Restricted Stock Awards outstanding, and individually, such equity incentive plan governing any particular Restricted Stock Award.

      B. The provisions of this Article VII shall apply to all deferral elections made in compliance with this Article VII. All participants who have received Restricted Stock Awards under a Stock Plan of the Company, some or all of the restrictions on which have not lapsed as of December 31, 2002, and all persons who receive a Restricted Stock Award under a Stock Plan of the Company after the effective date of this Plan whose Agreement provides that the recipient may elect to defer the receipt of such Restricted Stock Award are permitted to make deferral elections with respect to such Restricted Stock Awards under this Plan by following the provisions of this Article VII.

      C. Eligible employees who elect to defer Restricted Stock Awards must enter into an irrevocable Restricted Stock Deferral Agreement, in the form approved by the Committee, which provides for the exchange of shares of Restricted Stock for Restricted Stock Units. A Restricted Stock Deferral Agreement may be filed at any time with respect to any number of Restricted Shares with respect to which the restrictions have not and are not due to lapse for at least six (6) months.

      D. Each Restricted Stock Deferral Agreement shall set forth: (a) the number of shares of Restricted Stock to be deferred; (b) the date of grant of such shares of Restricted Stock; (c) the date or dates on which the restrictions imposed on such shares of Restricted Stock lapse; (d) the date on which the Restricted Stock Units credited to the Participant's Restricted Stock Unit Account shall become payable; and (e) whether distribution of the Restricted Stock Units shall be in installments or in a lump sum; and (f) any other item determined to be appropriate by the Committee. Participants agree to execute any form that may be required by the Company's stock transfer agent with respect to book-entry or certificated shares. If the shares are not held in book-entry format by the Company's stock transfer agent, eligible Employees deferring Restricted Stock Awards must also tender the certificates for the shares of Restricted Stock with respect to which the Restricted Stock Deferral Agreement is being entered into at the time the Restricted Stock Deferral Agreement is tendered.

      E. The effective date of the deferral of Restricted Stock hereunder is the close of business on the business day on which the Committee, or its designee, receives the Restricted Stock Deferral Agreement, and if the shares of Restricted Stock are not held in book-entry format, the certificates for the shares of Restricted Stock, along with any properly completed and executed stock powers that may be requested by the Committee.

      F. Until the date specified in the Participant's Restricted Stock Deferral Agreement as the date on which restrictions on the shares of Restricted Stock will lapse, RSU's credited to such Participant's Restricted Stock Unit Account upon the deferral of such shares of Restricted Stock shall remain subject to forfeiture under the provisions of the Stock Plan and any related Restricted Stock Award agreement in the same manner as the shares of Restricted Stock deferred hereunder. The RSU's will be subject to restrictions identical to the restrictions on the shares of Restricted Stock deferred hereunder, and the restrictions on the RSU's shall lapse, if at all, at the same time and in the same manner that the restrictions on the shares of Restricted Stock would have lapsed had the participant not made a deferral election.

      G. For each Participant electing to defer Restricted Stock, upon the effective date of the deferral, a RSU Account will be established by the Company, reflecting one RSU for each Restricted Stock share deferred hereunder. A subaccount representing cash equal to the earnings credited to the RSU Account with respect to dividend equivalents and interest thereon as calculated pursuant to Section V. B hereof, will also be established, unless the Participant has elected to receive earnings attributable to RSU's currently, and not on a deferred basis, pursuant to Section VII J. hereof. Earnings will be credited to the Participant's cash subaccount as follows: on each date on which the Company pays a dividend on its Common Stock, an amount equal to such dividend will be credited to the Participant's Account with respect to each RSU. Then, an additional amount will be credited to the Participant's cash subaccount to reflect earnings pursuant to
            Section V B. hereof to reflect earnings on the dividend equivalents from the time they were credited to the cash subaccount hereunder.

      H. In the event of a stock dividend, split-up or combination of the Common Stock, merger, consolidation, reorganization or recapitalization affecting the Common Stock, such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Article VII, then the Committee may make appropriate adjustments to the number of Share Units credited to any RSU Account. The determination of the Committee as to such adjustments, if any, shall be binding and conclusive.

      I. Restricted Stock Units shall be distributed in the form of Common Stock. Distributions from a Participant's RSU Account and related RSU cash subaccount pursuant to Article VIII hereof will be computed as follows: with respect to the Participant's RSU Acccount, one share of Common Stock will be distributed for each RSU credited to such RSU Account; and with respect to the Participant's RSU cash subaccount, cash in the amount credited to such subaccount will be paid to the Participant.

      J. A Participant may elect to receive earnings attributable to the Participant's RSU cash subaccount currently, and not on a deferred basis, by indicating such an election on the Participant's Restricted Stock Deferral Agreement. If such an election is made, the Participant will receive in cash on each date on which the Company pays a dividend on its shares of Common Stock an amount equal to such dividend with respect to each RSU in the Participant's RSU Account. Such payment shall be made in lieu of crediting any amount to the Participant's RSU cash subaccount pursuant to Section VII G. hereof, and such Participant's RSU cash subaccount will be deemed to be "zero" for all purposes under the Plan.

VIII. Method of Distribution of Deferred Compensation

      A. At the time a Participant executes his or her first Deferral Agreement, Stock Option Gain Deferral Agreement, or Restricted Stock Deferral Agreement, the Participant shall duly designate, execute, and file with the Committee on the Deferral Agreement, Stock Option Gain Deferral Agreement, Restricted Stock Deferral Agreement, or other appropriate form designated by the Committee, the date upon which the entire amount of his or her Account, Gain Share Account, and/or Restricted Stock Unit Account shall become payable. In the event of the Participant's termination of employment following the attainment of age 55 and the completion of ten (10) years service (a "qualified termination event"), a Participant may designate that payment of his or her Account, Gain Share Account, and/or Restricted Stock Unit Account commences upon (a) the date of the Participant's termination of employment or (b) a date 10 years after termination of employment (such date hereinafter referred to as a "distribution event date"). In the event of the Participant's termination of employment for any reason other than death and Disability (as hereinafter defined) prior to attaining the age of 55 and completing ten (10) years of service, the balance of a Participant's Account, Gain Share Account and/or Restricted Stock Unit Account shall be paid in a lump sum within thirty (30) days of the date of the Participant's termination of employment. In the event of a Participant's death, the balance of the Participant's Account, Gain Share Account, and/or Restricted Stock Unit Account shall be distributed as elected by the Participant pursuant to Section B below within thirty (30) days of the date of death. In the event of a Participant's Disability, the balance of the Participant's Account, Gain Share Account, and/or Restricted Stock Unit Account shall be distributed as provided in Section XI hereof in such form as elected by the Participant pursuant to Section B below.

      B. The Participant shall elect one of the following forms of payment for the distribution of the balance of his or her Account, Gain Share Account, and/or Restricted Stock Unit Account upon a qualified termination event, death or Disability:

            (i) Lump Sum. In the event a Participant elects a single sum payment in the event of death or Disability, or following a qualified termination event, the amount of the Participant's Account, Gain Share Account, and/or Restricted Stock Unit Account shall be paid (a) as soon as practicable following January 1 of the year following the calendar year during which the Participant's qualified termination event occurs, (b) within thirty (30) days of the date of death, or (c) as soon as practicable following the occurrence of the event by which distribution may be made pursuant to Section XI hereof in the event of the Participant's Disability, as the case may be. The Participant shall receive a single sum cash payment equal to the amount credited to his or her Account. The Participant shall receive a single sum in the form of Common Stock equal to the number of Share Units credited to his or her Gain Share Account and/or Restricted Stock Units credit to his or her Restricted Stock Unit Account.

            (ii) Installments. In the event a Participant elects installment payments, the Participant shall receive the amount credited to his or her Account, Gain Share Account, and/or Restricted Stock Unit Account in ratable semi-annual installments payable over a period of 5, 10 or 15 years; provided however, that in no event may any semi-annual installment (except the last installment) be in an amount of less than $2,000 (or such other amount the Committee may specify); and provided further, that in the event the installment period elected by the Participant would otherwise result in one or more semi-annual installments of less than $2,000, then such installment period may be automatically shortened by the Committee to the extent necessary to assure that each such installment (except for the last one) will be an amount of not less than $2,000. Such semi-annual installments shall commence as soon as practicable following the January 1 or July 1 immediately following the Participant's qualified termination event, death, or commencement of payments following Disability, and be payable throughout the installment period to the participant as soon as practicable after each January and July 1 thereafter. In the event a Participant terminates employment before attaining age 55 and completing 10 years of service with the Company or an Affiliate, terminates employment under circumstances deemed by the Committee to be detrimental to the Company or works for a competitor of the Company then the Committee shall, notwithstanding any installment election made by the Participant, have the right to pay the amount the Participant has remaining in his Account, Gain Share Account and/or Restricted Stock Unit Account, in a lump sum payment within thirty (30) days of the Participant's termination of employment.

      C. A Participant may change his or her elections under A or B at any time by duly completing, executing, and filing with the Committee his or her new election in an appropriate form designated by the Committee; provided however, that for any such change of election to be effective, a full calendar year must pass between the calendar year during which the Participant duly makes the change of election and the calendar year during which distribution of any portion of the Participant's Account, Gain Share Account, and/or Restricted Stock Unit Account is first to become payable after taking the change of election into account. In the event a Participant has not made an election under A or B, then the Participant shall be treated as having a qualified termination event on the date of the Participant's termination of employment under Section A above; and a form of payment of a lump sum under Section B above.

      D. At any time a Participant may withdraw all or any fixed dollar portion of the Participant's Account, Gain Share Account, and/or Restricted Stock Unit Account by duly completing, executing, and filing with the Committee the appropriate form designated by the Committee establishing that the Participant has a severe financial hardship. The Committee, in its sole and absolute discretion, shall determine whether the Participant has suffered a financial hardship justifying a withdrawal. In addition, at any time a Participant may withdraw all or any fixed dollar portion of the Participant's Account, Gain Share Account, and/or Restricted Stock Unit Account by duly completing, executing and filing with the Committee the appropriate form designated by the Committee for a significant detriment withdrawal. The Committee will process such significant detriment withdrawal request, but shall cause a forfeiture to the Company from the Participant's Account, Gain Share Account, and/or Restricted Stock Unit Account of 10% of the amount requested by the Participant. The Participant shall receive 90% of the amount requested.

      E. Notwithstanding the foregoing provisions of this Article VIII, upon a Change in Control, the Plan will be deemed to have been terminated and a Participant's Account, Gain Share Account, and/or Restricted Stock Unit Account shall be paid to the Participant as elected by the Participant pursuant to B hereunder as soon as practicable; provided, however, a Participant may elect by duly completing, executing, and filing with the Committee on an appropriate form designated by the Committee that the Participant elects to continue to participate in the Plan, and in such event, the Plan will not be deemed to have been terminated with respect to the Participant and the Participant's Account and/or Gain Share Account shall not be distributed. Such election shall be made during the period ending on the date 30 days following the date the Board approves a corporate event leading to a Change in Control or announces it to employees generally. Upon payment under this Section VIII E, the obligation of the Plan and the Company to the Participant shall be fully satisfied and completely discharged, and the Participant shall be permanently barred from further participation in the Plan. For purposes of this
            Article VIII of the Plan, a "Change in Control" shall be deemed to have occurred if:

            (a) Any "Person" as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including a "group" (as that term is used in Sections 13(d)(3) and 14(3)(2) of the Exchange Act), but excluding the Company and any employee benefit plan sponsored or maintained by the Company, including any trustee of such plan acting as trustee, who:

                (i) makes a tender or exchange offer for any shares of the Common Stock pursuant to which any shares of the Common Stock are purchased (an "Offer"); or

                (ii) together with its "affiliates" and "associates" (as those terms are defined in Rule 12b-2 under the Exchange Act) becomes the "Beneficial Owner" (within the meaning of Rule 13d-3 under the Exchange Act) of at least 20% of the Common Stock (an
            "Acquisition");

            (b) The shareholders of the Company approve a definitive agreement or plan to merge or consolidate the Company with or into another corporation, to sell or otherwise dispose of all or substantially all of its assets, or to liquidate the Company (individually, a "Transaction"); or

            (c) When, during any period of 24 consecutive months during the existence of the Plan, the individuals who constitute the Board (the "Incumbent Directors") at the beginning of such period cease for any reason other than death to constitute at least a majority thereof; provided, however, that a director who was not a director at the beginning of such 24-month period shall be deemed to have satisfied such 24-month requirement, and be an Incumbent Director, if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualify as Incumbent Directors either actually, because they were directors at the beginning of such 24-month period, or by prior operation of this Section VIII E(c).

            (d) An Offer, Acquisition or Transaction, as the case may be, is approved by a majority of the Directors serving as members of the Board at the time of the Offer, Acquisition or Transaction.

      F. Notwithstanding the foregoing provisions of this Section VIII and elections made by a Participant thereunder, if any distribution or withdrawal under the Plan to a Participant who is a "Covered Employee"(as defined herein) from an Account, Gain Share Account and/or Restricted Stock Unit Account will result in any portion of the distribution or withdrawal (or any other amount paid by the company to such Participant during the same Plan Year) not being tax deductible by reason of Section 162(m) of the Internal Revenue Code of 1986, as amended from time to time ("Section 162(m)"), then such distribution or withdrawal shall be deferred until the earliest to occur of (i) the calendar year following the Participant's year of termination of employment, (ii) the first calendar year in which such Participant is no longer a "Covered Employee", or (iii) such later date designated by the Committee in its sole and absolute discretion, and such Account, Gain Share Account and/or Restricted Stock Unit Account shall continue to accrue interest and have investment returns measured in accordance with the terms of this Plan until such date. For purposes of this paragraph, "Covered Employee" shall mean at any date (iv) any individual who, with respect to the previous taxable year of the Company, was a "covered employee" of the Company within the meaning of Section 162(m); provided, however, that the term "Covered Employee" shall not include any such individual who is designated by the Committee, in its discretion, at the time of any distribution or withdrawal hereunder, as reasonably expected not to be such a "covered employee" with respect to the current taxable year of the Company and (v) any individual who is designated by the Committee, in its discretion, at the time of any distribution or withdrawal, as reasonably expected to be such a "covered employee" with respect to the current taxable year of the Company or with respect to the taxable year of the Company in which any applicable distribution or withdrawal will be paid.

      G. Any amounts debited from a Participant's Account, Gain Share Account, and/or Restricted Stock Unit Account by reason of a distribution, withdrawal, or otherwise under this Article VIII, shall be debited from the Participant's Account, Gain Share Account, and/or Restricted Stock Unit Account as the case may be, and such other accounts, subaccounts, options, or other allocations in the same proportion that the Participant's entire Account, Gain Share Account, and/or Restricted Stock Unit Account is credited at the time such debit is made, as determined by the Committee.

IX.   In-Service Subaccount

      A. A Participant may request that the Committee establish one or more Subaccounts for deferrals made pursuant to Article IV of this Plan providing for an in-service withdrawal that is not occasioned by a severe hardship or a significant detriment withdrawal by duly completing, executing, and filing with the Committee such request on an appropriate form designated by the Committee. The Committee may condition its approval of any such Subaccount. Each Subaccount the Committee approves for a Participant shall be established as of the start of the calendar year following the calendar year during which the Committee's approval occurs; provided however, that in the event the Committee's approval for a Subaccount occurs after December 15 of a calendar year, then such Subaccount shall be established as of the start of the calendar year second following the calendar year during which such Committee approval occurred. The portion of an Employee's Account not credited to one or more of his or her Subaccounts is the Employee's Account.

      B. Except as provided in the following provisions of this Article IX, each Subaccount of a Participant shall be treated as a separate Account under the foregoing Articles of this Plan.

      C. The overall limits on the maximum amounts of deferrals shall apply with respect to all of the Participant's Subaccounts as if all such Subaccounts were a single Account under the Plan. A Participant may designate the total amount and allocation of deferrals among his or her Subaccounts by completing, executing, and filing with the Committee the appropriate form designated by the Committee by December 15 of the calendar year before the calendar year in which the change is to be effective. In the event a Participant evidences severe financial hardship for a year, then all deferrals to all of the Participant's Subaccounts shall be stopped.

      D. The distribution event date for each of the Participant's Subaccounts shall be any distribution event date irrevocably specified by the Employee that is no less than three years following the date the first amount is actually credited to that Subaccount upon duly completing, executing, and filing with the Committee the appropriate form designated by the Committee no later than the time such Subaccount is established. No later than the establishment of a Subaccount for a Participant, the Participant shall irrevocably designate on such form a semi-annual installment form of payment for a period that is not more than eight semi-annual installments. Separate elections under the foregoing provisions of this Section IX
            D. will be made for each Subaccount established for a Participant. No withdrawals before the distribution event date may be made from any Subaccount. In the event a Participant fails to designate either the timing or form of distribution of any Subaccount established for the Participant, then any amounts that are or would have been allocated to such Subaccount shall be credited instead to the Participant's Account. All of a Participant's Subaccounts shall be treated as a single Account, under the Plan for purposes of any death benefits payable under the Plan.

      E. A Participant may elect to dissolve any Subaccount established on his or her behalf and to transfer the balance of that Subaccount in multiples of 10 percent of each balance to his or her other Subaccounts of the same origin, or 100 percent of such balance to his or her Account, by duly completing, executing, and filing with the Committee an appropriate form designated by the Committee; provided however, that for an election to dissolve a Subaccount to be effective, a full calendar year must pass between the calendar year during which the Participant duly makes the dissolution election and the calendar year during which distribution of any portion of such Subaccount is first to become payable; and provided further that in the absence of such elective allocation of the balance of the Subaccount upon its dissolution, that the balance shall be transferred in its entirety to the Participant's Account. In no other event may transfers be made among the Participant's Subaccounts.

X.    Distribution Upon Death

If any Participant dies before receiving all amounts credited to his Account, Gain Share Account, and/or Restricted Stock Unit Account, the unpaid amounts in the Participant's Account, Gain Share Account, and/or Restricted Stock Unit Account shall be paid as elected by the Participant pursuant to Article VIII hereof, to the Participant's beneficiary or beneficiaries in accordance with the last effective beneficiary designation form filed by the Participant with the Committee. Each Participant shall file with the Committee a form indicating the person, persons, or entity which are to receive the Participant's benefits under the Plan if he dies before receiving all the balances in his Account, Gain Share Account, and/or Restricted Stock Unit Account. A Participant's beneficiary designation may be changed at any time prior to his death by execution and delivery of a new beneficiary designation form. If a Participant has failed to designate a beneficiary or no designated beneficiary survives the Participant, payment shall be made in a lump sum to the Participant's surviving spouse. If the Participant has no surviving spouse, the benefits remaining under the Plan to be paid to a beneficiary shall be payable to the executor or personal representative of the Participant's estate. A beneficiary who fails to survive a Participant by at least 10 days shall be deemed to have predeceased the Participant.

XI.   Effect of Disability of Participant

In the event of the Disability of a Participant, all amounts credited to the Participant's Account, Gain Share Account and/or Restricted Stock Unit Account and remaining unpaid on the date of the onset of the Disability shall be paid to the Participant, in such form as elected by the Participant for each such account, upon the earlier to occur of the Participant's attainment of the age of 55 with 10 years of service or the cessation of benefit payments to the Participant under any Company long-term disability plan. For purposes of this
Article XI of the Plan, "Disability" shall mean the total and permanent disability of a Participant, as determined under the terms of the long-term disability plan of the Company then in effect, or in the absence of a long-term disability plan, as determined by the Board, in its sole and absolute discretion, and shall be deemed for purposes of this Plan to be a Termination of Employment with PPD, Inc.

XII.  Benefit Plans

      A. The amount of each Participant's compensation which he elects to defer under the Plan shall not be deemed to be compensation for the purpose of calculating the amount of a Participant's benefits or contributions under a pension plan or retirement plan (qualified under Section 401(a) of the Internal Revenue Code), but shall be deemed to be compensation for purpose of calculating the amount of a Participant's amount of life insurance under a Company-supplied life insurance plan, the basis for establishing disability payments under a disability plan or the basis or amount for any other Company-supplied benefit plan where the benefits are based upon an employee's compensation.

      B. With respect to any benefit plan under which an Employee's contribution is based on the Employee's compensation, the amount of the Participant's contribution to any such plan shall not take into account the amount of the Participant's compensation deferred under this Plan unless otherwise specifically provided in such plan.

      C. No amount distributed to a Participant from a Participant's Account, Gain Share Account, and/or Restricted Stock Unit Account under this Plan shall be deemed to be compensation with respect to a Participant's entitlement to benefits under any employee benefit plan established by the Company for its employees unless otherwise specifically provided in such plan.

XIII. Participant's Rights

Establishment of the Plan shall not be construed to give any Participant the right to be retained in the Company's or an Affiliate's service or to any benefits not specifically provided by the Plan. A Participant shall not have any interest in the deferred compensation and earnings credited to his Account, Gain Share Account, and/or Restricted Stock Unit Account until such accounts are distributed in accordance with the Plan. All amounts deferred or otherwise held for the account of a Participant under the Plan shall remain the sole property of the Company, subject to the claims of its general creditors and available for its use for whatever purposes are desired. With respect to amounts deferred or otherwise held for the account of a Participant, the Participant is merely a general creditor of the Company; and the obligation of the Company hereunder is purely contractual and shall not be funded or secured in any way. At its discretion, the Company may establish one or more grantor trusts to assist the Company in accumulating the funds needed to meets its obligation under the Plan.

In case the claim of any Participant or beneficiary for benefits under the Plan is denied, the Committee shall provide adequate notice in writing to such claimant, setting forth the specific reasons for such denial. The notice shall be written in a manner calculated to be understood by the claimant. The Committee shall afford a Participant or beneficiary whose claim for benefits has been denied 60 days from the date notice of such denial is delivered or mailed in which to appeal the decision in writing to the Committee. If the Participant or beneficiary appeals the decision in writing within 60 days, the Committee shall review the written comments and any submissions of the Participant or beneficiary and render its decision regarding the appeal all within 60 days of such appeal.

XIV.  Non-alienability and Non-transferability

The rights of a Participant to the payment of deferred compensation as provided in the Plan shall not be assigned, transferred, pledged or encumbered, or be subject in any manner to alienation or anticipation. No Participant may borrow against his Account, Gain Share Account, and/or Restricted Stock Unit Account. No Account, Gain Share Account, and/or Restricted Stock Unit Account shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, whether voluntary or involuntary, including any liability which is for alimony or other payments for the support of a spouse or former spouse, or for any other relative of any Participant.

XV.    Statement of Account

Statements will be sent to Participants within 60 days after the end of each calendar quarter as to the balance in their deferred compensation Accounts, Gain Share Accounts, and/or Restricted Stock Unit Accounts as of the end of such calendar quarter.

XVI.   Administration

The Administrator of the Plan shall be the Benefits Administrative Committee of the Company or any successor committee (the "Committee"). The Committee shall have authority to adopt rules and regulations for carrying out the Plan and to interpret, construe, and implement the provisions thereof. Any decision or interpretation of any provision of the Plan adopted by the Committee shall be final and conclusive.

XVII.  Amendment and Termination

The Plan may, at any time, be amended, modified, or terminated by the Board of Directors of the Company. No amendment, modification, or termination shall, without the consent of a Participant, adversely affect such Participant's right with respect to amounts accrued in his or her deferred compensation Account, Gain Share Account, and/or Restricted Stock Unit Account.

XVIII. General Provisions

       A. Notices. All notices to the Committee hereunder shall be delivered to the attention of the Secretary of the Committee. Any notice or filing required or permitted to be given to the Committee under this Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the Committee at the principal office of the Company. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or the receipt for registration or certification.

       B. Controlling Law. Except to the extent superseded by federal law, the laws of the state of North Carolina shall be controlling in all matters relating to the Plan.

       C. Gender and Number. Where the context admits, words in the masculine gender shall include the feminine and neuter genders, the plural shall include the singular and the singular shall include the plural.

      D. Captions. The captions of sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning of construction of any of its provisions.

      E. Action by the Company. Any action required or permitted by the Company under the Plan shall be by resolution of its Board of Directors or any person or persons authorized by resolution of its Board of Directors.

      F. Facility of Payment. Any amounts payable hereunder to any person under legal disability or who, in the judgment of the Committee is unable to properly manage his financial affairs may be paid to the legal representative of such person or may be applied for the benefit of such person in any manner which the Committee may select.

      G. Withholding Payroll Taxes. To the extent required by the laws in effect at the time amounts are deferred or deferred compensation payments are made, the Company shall withhold (from other compensation in the case of deferrals) any taxes required to be withheld for federal, state, or local government purposes.

      H. Severability. Whenever possible, each provision of the Plan shall be interpreted in such manner as to be effective and valid under applicable law (including the Internal Revenue Code), but if any provision of the Plan shall be held to be prohibited by or invalid under applicable law, then (a) such provision shall be deemed amended to, and to have contained from the outset such language as shall be necessary to, accomplish the objectives of the provision as originally written to the fullest extent permitted by law and (b) all other provisions of the Plan shall remain in full force and effect.

      I. No Strict Construction. No rule of strict construction shall be applied against the Company, the Board of Directors, Committee or any other person in the interpretation of any of the terms of the Plan or any rule or procedure established by the Company or Committee.

      J. Successors. The provisions of the Plan shall bind and inure to the benefit of the Company and its Affiliates and their successors and assigns. The term "successors" as used herein shall include any corporation or other business entity which shall by merger, consolidation, purchase, or otherwise, acquire all or substantially all of the business and assets of the Company and successors of any such corporation or other business entity.

XIX.  Unfunded State of the Plan

Any and all payments made to the Participant pursuant to the Plan shall be made only from the general assets of the Company, or at the discretion of the Company, such payments shall be made from a grantor trust established by the Company. All accounts under the Plan shall be for bookkeeping purposes only and shall not represent a claim against specific assets of the Company. Nothing contained in this Plan shall be deemed to create a trust of any kind or create any fiduciary relationship.

IN WITNESS WHEREOF, Pharmaceutical Product Development, Inc. has caused its corporate seal to be hereunto affixed and has caused its name to be signed hereto by its Chief Executive Officer and attested by its Secretary, pursuant to due authority of its Board of Directors as of this 1st day of July, 2002.



                                   By:  /s/ Fredric N. Eshelman
                                        ----------------------------------------
                                        Chief Executive Officer
                                        Pharmaceutical Product Development, Inc.



(Corporate Seal)

Attest:


/s/ B. Judd Hartman
--------------------------------------
Secretary